January 2, 2008



Mr. Joseph W. McGrath
c/o Unisys Corporation
Unisys Way
Blue Bell, Pennsylvania  19424


Dear Mr. McGrath:

You are presently employed by Unisys Corporation (the "Corporation" or "Unisys") as President and Chief Executive Officer. The purpose of this letter is to set forth certain agreements between you and the Corporation.

1. In the event that the Corporation terminates your employment for other than "cause" (as defined below) or you terminate your employment for "good reason" (as defined below), you will be entitled to the following:

a. An amount equal to two times your (i) base salary (at its then current rate on the date of termination) plus (ii) your annual bonus under the Corporation's Executive Variable Compensation Plan (in an amount equal to the average percentage of the target bonus paid for the three years preceding your date of termination times the target bonus amount as in effect on the date of termination). Such termination payment shall be paid in a lump sum in cash within 30 days of the date of termination, subject to the provisions of Section 409A of the Internal Revenue Code, as amended from time to time (for example, if you are a "specified employee" within the meaning of that section of the Code, such payment will be made on the first day of the seventh month following the date of your separation from service with Unisys).

b. Continued participation, at the same costs applicable to active Unisys employees, for a period of up to two years following termination of employment, in the Unisys Medical and Dental Plans for you and your eligible dependents, subject, however, to the generally applicable terms of such plans. If you become employed during such two-year period, your right to such participation in the Unisys Medical and Dental Plans will cease. You will promptly advise the Senior Vice President, Worldwide Human Resources, if you become employed.


c. You shall be entitled to all other benefits generally available to executive officers of Unisys upon termination of employment in accordance with their normal terms except that you shall not be entitled to receive payments under the Unisys Income Assistance Plan or any other severance or income assistance plan generally applicable to employees of Unisys.

d. In the event that you become entitled to termination payments under this agreement and payments under your Executive
Employment Agreement dated January 5, 1999 (the "Executive Employment Agreement"), then you shall not receive duplicate payments under both agreements. Instead, if you are entitled to benefits under both agreements, the provisions of this agreement as to any matter or the corresponding provisions of the Executive Employment Agreement, whichever is more favorable to you or provide you with the greater benefit (it being understood that with respect to base salary and bonus, you are entitled to choose only between the base salary and bonus offered under one agreement or the other) as determined by a nationally recognized accounting firm mutually agreed to by the Corporation and you, shall be used in determining your status, compensation and benefits, and other rights and obligations.

2. In the event of your disability or death, all compensation and benefits under this agreement (other than those amounts and benefits described in the following sentence) shall terminate. You or your estate shall receive (a) if termination of employment by reason of disability or death occurs prior to the Executive
Variable Compensation (EVC) payout date for the previous EVC award year, an EVC award for such previous award year determined by the Board of Directors in its sole discretion after receiving a recommendation from the Compensation Committee, as if you had continued to be employed through the EVC payout date, such payment to be made at the same time that such EVC payment would have been made had you continued to be employed, (b) an annual EVC award for the year in which your employment is terminated by reason of disability or death in an amount equal to a pro rata portion, based on the period of service rendered in such year, of the EVC amount paid for the previous year, (c) benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death and (d) any deferred account balance under the Unisys Deferred Compensation Plan (or any successor deferred compensation program) in accordance with the terms of such plan. For purposes of this agreement, disability means a mental or physical injury or illness that renders you incapable of substantially performing your duties hereunder for a period of six consecutive months and shall commence for purposes of this agreement at the end of such six-month period. In the event of your disability or death, you will be entitled to the benefits described in this section 2, and not those described in section 1.

3. In the event that your employment is terminated for "cause" (as defined below) or you terminate your employment for other than "good reason" (as defined below), you shall be entitled only to the benefits provided to Unisys executive employees upon termination of employment.

4. For purposes of this agreement, "cause" shall mean intentional dishonesty or gross neglect of your duties. "Good reason" shall mean (i) a reduction in your aggregate compensation target (base salary plus bonus target), unless such reduction is due to your continued failure to adequately perform your duties (provided that the Corporation has provided notice identifying the manner in which the Corporation believes that you failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 90 days of receiving such notice) or is due to a reduction in compensation generally applicable to executive officers or (ii) a reduction in your duties or authority or your removal as Chief Executive Officer of the Corporation or its successor (unless such reduction or removal is for cause, as defined above) or is on account of your inability to substantially perform your duties for an aggregate of 120 days within any consecutive 12 month period due to a mental or physical injury or illness, and provided that your resignation occurs within 120 days after such reduction or removal.

5. You previously signed Employee Proprietary Information, Invention and Non-Competition and Stock Option and Restricted Stock Unit
Agreements, and you understand that your duties and obligations under these agreements continue beyond your employment termination. Without prejudice to these agreements, you further agree that for a period of 12 months from and after the termination of your employment for any reason:

a. You shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Compensation Committee of the Board of Directors, provided, however, you shall be deemed not to be in competition for purposes of this agreement (A) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Compensation Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (B) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services, (C) if you invest in securities which are listed for trading on a national exchange or NASDAQ and this investment does not exceed 1% of the issued and outstanding shares of stock or (D) if you acquire an ownership interest in a non-public company, provided that such ownership represents a passive investment;

b. You shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past
Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (A) you may give truthful testimony before a court or governmental agency, (B) you may make comments about the circumstances of your termination with the prior written approval of the Corporation, (C) you may respond publicly to any untrue public comment made by the Corporation, (D) you may discuss the circumstances of your termination with your attorneys, financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of these discussions, make any such negative comment prohibited under this agreement and (E) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates);

c. You shall not, directly or indirectly, induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys;

d. Unisys (and its subsidiaries and affiliates) agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (A) Unisys may give truthful testimony before a court or governmental agency, (B) Unisys may make comments about the circumstances of your termination with your prior written approval, (C) Unisys may respond publicly to any untrue public comment made by you, (D) Unisys may discuss the circumstances of your termination with its attorneys and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of Unisys discussions with them, make any such negative comment prohibited under this agreement, and (E) Unisys may make comments to an arbitrator or court for the purpose of determining its rights under this agreement or any other agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates).

6. In the event that you should materially breach your obligations under Section 5.b. of this agreement or breach any other obligation described in Section 5 of this agreement, Unisys shall have the right, in addition to any other legal or equitable remedies, to terminate any payments due you under Section 1.a. of this agreement.

7. This agreement shall be binding upon Unisys and its successors and assigns.

8. Except as expressly set forth herein, this agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements. For the avoidance of doubt, your Executive Employment Agreement will continue in full force and effect. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Compensation Committee or his designee.
The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the previsions thereof relating to conflicts of laws.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this agreement.

Very truly yours,



UNISYS CORPORATION                                  The foregoing is accepted:



By:  /s/ Henry C. Duques                              /s/ Joseph W. McGrath
     -------------------                              ----------------------
     Henry C. Duques                                  Joseph W. McGrath
     Chairman of the Board


Date:  January 2, 2008                                Date:  January 2, 2008